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Exhibit 99.1

1025 Eldorado Boulevard
Broomfield, Colorado 80021
www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Skip Thurman	Investors:	Mark Stoutenberg
	720-888-2292		720-888-2518

Level 3 Announces Completion of Tender Offer

        BROOMFIELD, Colo., December 31, 2008—Level 3 Communications, Inc. (NASDAQ: LVLT) announced today the completion of its tender offer to purchase for cash any and all of its outstanding 6% Convertible Subordinated Notes due 2009.

        The depositary for the tender offer has advised Level 3 that an aggregate of $123,850,000 principal amount of its 6% Convertible Subordinated Notes due 2009 were validly tendered in the tender offer for such notes prior to the expiration of the tender offer. In accordance with the terms of the tender offer, Level 3 accepted for payment $123,850,000 principal amount of its 6% Convertible Subordinated Notes due 2009 at a purchase price of $920.00 per $1,000 principal amount of notes, plus, with respect to the notes, accrued and unpaid interest up to, but not including, December 31, 2008. The Payment Date (as defined in the Offer to Purchase dated November 17, 2008, as modified prior to today) is expected to be today with respect to validly tendered notes.

        Pursuant to the terms of the offer, 6% Convertible Subordinated Notes due 2009 not tendered in the tender offer will remain outstanding, and the terms and conditions governing such notes, including the covenants and other protective provisions contained in the indenture governing such notes, will remain unchanged.

        Citi and Merrill Lynch & Co. are the dealer managers for the tender offer. Questions regarding the tender offer may be directed to Citi at (800) 558-3745 (toll-free) and (212) 723-6106 or Merrill Lynch at (888) 654-8637 (toll-free) and (212) 449-4914.

About Level 3 Communications

        Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver services with an industry-leading combination of scalability and quality, over an end-to-end fiber network. Level 3 offers a portfolio of metro and long-haul services over an end-to-end fiber network, including transport, data, internet, content delivery and voice. For more information, visit http://www.Level3.com.

        Level 3 Communications, Level 3, the red 3D brackets and the Level 3 Communications logo are registered service marks of Level 3 Communications, LLC and/or its affiliates in the United States and/or other countries. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc. Any other service, product or company names recited herein are trademarks or service marks of their respective owners.

Forward-Looking Statement

        Some of the statements made in this press release are forward looking in nature. These statements are based on management's current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3's control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to Level 3's ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Information about the Tender Offers

        This announcement and the description contained herein are for informational purposes only and are not offers to purchase or solicitations of an offer to sell securities of Level 3 Communications, Inc. Level 3 Communications, Inc. has filed with the SEC a tender offer statement on Schedule TO, as amended, containing an offer to purchase, a letter of transmittal and other documents relating to the offers. These documents contain important information about the tender offers. Holders of notes of Level 3 Communications, Inc. are urged to read them carefully, and can obtain these documents free of charge from the SEC's website at www.sec.gov or by contacting the Information Agent for the offers, Global Bondholder Services Corporation, at (212) 430-3774 or (866) 389-1500 (toll free).

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Level 3 Announces Completion of Tender Offer